Exhibit 99.1

November 15, 2011

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES THIRD QUARTER
 AND NINE MONTH RESULTS

Cranford, New Jersey  -- November 15, 2011 -- TOFUTTI BRANDS INC. (NYSEAMEX Symbol: TOF) today announced its results for the thirteen and thirty-nine week periods ended October 1, 2011.

The Company reported net sales for the thirteen weeks ended October 1, 2011 of  approximately $3.6 million compared with net sales of $4.4 million for the thirteen weeks ended October 2, 2010.  Net sales for the thirty-nine week period ended October 1, 2011 decreased to approximately $12.1 million from approximately $13.5 million  for the thirty-nine week period ended October 2, 2010.  The reduction in sales in both the 2011 thirteen and thirty-nine week periods was primarily due to the determination of Trader Joe’s, our largest customer, to cease selling branded goods.  During the third quarter of 2011, sales to Trader Joe’s declined to $2,000 from $656,000 in the second quarter of 2011 and $764,000 in the third quarter of 2010.    During the thirty-nine weeks ended October 1, 2011, sales to Trader Joe’s declined to $1,420,000 compared to $2,655,000 for the thirty-nine weeks ended October 2, 2010.  Our frozen dessert sales were also negatively impacted because of a significant decrease in sales in all frozen dessert categories.  Management believes this is an industry-wide trend, which may be due to the continuing economic recession.

For the thirteen week period ended October 1, 2011, the Company reported income before income taxes of $70,000 compared to income before income taxes of $337,000 for the thirteen week period ended October 2, 2010.  The Company reported income before income taxes of $99,000 for the thirty-nine week period ended October 1, 2011 compared to income before income taxes of $740,000 for the thirty-nine week period ended October 2, 2010.

         The Company recorded net income of $34,000 ($0.01 per share on a basic and diluted basis) for the thirteen weeks ended October 1, 2011 compared to net income of $212,000 ($0.04 per share on  a basic and diluted basis) for the thirteen weeks ended October 2, 2010.  Net income for the thirty-nine weeks ended October 1, 2011 was $52,000 ($0.01 per share on a basic and diluted basis) compared to  $445,000 ($0.09 per share on a basic and diluted basis) for the thirty-nine weeks ended October 2, 2010.

         As of October 1, 2011, the Company had cash and cash equivalents of approximately $1.6 million and working capital of approximately $4.5 million compared to cash and cash equivalents of approximately $2.5 million and working capital of approximately $4.4 million at January 1, 2011.

Mr.  David Mintz, Chairman and Chief Executive Officer of the Company stated, “During the third quarter of this year, we suffered a setback in our plans to increase sales as our largest customer, Trader Joe’s, decided to cease selling branded goods and stopped placing orders for certain of our products. We believe that we will recover a significant portion of these  sales over times as our loyal customers switch to other retail outlets to purchase these products.  We look forward to improvements in our  operating income during the upcoming months as product price increases are phased in and new product are stocked by grocers.”

TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products.  TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended October 1, 2011	Thirteen weeks ended October 2, 2010	Thirty-nine weeks ended October 1, 2011	Thirty-nine weeks ended October 2, 2010

Net sales	$3,617	$4,378	$12,072	$13,474
Cost of sales	2,496	2,909	8,636	9,221
Gross profit	1,121	1,469	3,436	4,253
Operating expenses	1,051	1,132	3,337	3,513
Income before income taxes	70	337	99	740
Income tax expense	36	125	47	295
Net income	$34	$212	$52	$445
Weighted average common shares outstanding:
Basic and diluted	5,177	5,177	5,177	5,177
Net income per common share:
Basic and diluted	$0.01	$0.04	$0.01	$0.09

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share figures)

	October 1, 2011	January 1 2011*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,624	$2,528
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $365 and $320, respectively	1,979	1,338
Inventories	1,375	1,697
Prepaid expenses	162	16
Refundable income taxes	91	--
Deferred income taxes	204	186
Total current assets	5,435	5,765

Fixed assets, net of accumulated amortization of $42 and $38	6	10
Other assets	16	16
	$5,457	$5,791

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$359	$260
Accrued expenses	350	585
Accrued officers’ compensation	250	500
Total current liabilities	959	1,345

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,176,678 shares at October 1, 2011
         and 5,176,678 shares at January 1, 2011
	-- 52	-- 52
Additional paid-in capital	7	7
Retained earnings	4,439	4,387
Total stockholders’ equity	4,498	4,446
Total liabilities and stockholders’ equity	$5,457	$5,791

*           Derived from audited financial information